Exhibit 10.7 Form of International Restricted Stock Unit

Valmont Industries, Inc.
Restricted Stock Unit Award
Grant of Award and Terms and Conditions of Award

This Restricted Stock Unit Agreement, (the "Agreement") is made on [DATE], between Valmont Industries, Inc., a Delaware Corporation ("Valmont" or "Company"), and [[FIRSTNAME]] [[LASTNAME]] ("you").

Grant Date	[DATE]
Number of Restricted Stock Units	[[SHARESGRANTED]]
Vesting Date I Schedule	1/3 on [DATE]; 1/3 on [DATE]; and 1/3 on [DATE]
Effect of Termination of Employment	See Section 3
Governing Plan	[ ] Valmont Stock Plan (the "Plan")

IN WITNESS WHEREOF, Valmont and you have executed this agreement, effective as of the Grant Date. You acknowledge reading and agreeing to all pages of this document and that in the event of any conflict between the terms of this Agreement and the terms of the Plan, the Plan shall control.

Note: Capitalized words used in this agreement are defined in the [ ] Valmont Stock Plan or defined in this agreement. A copy of the Plan has previously been provided to you or may be obtained by contacting Valmont 's stock plan administrator.

For Valmont Industries, Inc.    Grantee

Online Acceptance Required

President and Chief Executive Officer

Name

[DATE]

1.Grant of Award. The Company hereby grants to you, pursuant to and subject to the terms of the Valmont [ ] Stock Plan ("Plan") the number of Restricted Stock units ("Units") shown above of the Company on the terms and conditions set forth herein.

    You acknowledge receipt of a copy of the Plan, and agree that this award of Units shall be subject to all of the terms and conditions set fo1th in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as part of this Agreement.

2.Restricted Stock Units. Each Unit awarded shall be the equivalent of one share of Company Stock, provided you shall have no voting or similar rights with respect to the Units. You shall be a general, unsecured creditor of the Company with respect to the Company's obligations under this Agreement.

3.Vesting. The Units shall become non-forfeitable and fully vested on an installment basis as set forth above (each a "Vesting Date") if you remain in the continuous employment of the Company until the Vesting Date. In the event of termination of your employment (voluntary or involuntary) prior to the Vesting Date or a violation by you of any provision of the Company’s Code of Conduct, you shall forfeit all of the unvested Units granted under this Agreement.

4.Dividends. Unvested Restricted Stock Units are not entitled to dividends payable on Valmont Common Stock.

5.Settlement of Awards. Within a reasonable period of time following a Vesting Date, but no later than the March 15th immediately following the calendar year which includes a Vesting Date, if you have not forfeited the Units hereunder, the Company shall pay to you, with respect to each Unit, the value of one share of Company Common Stock, as of the Vesting Date, multiplied by the number of Units. Payment shall be in local currency and not in shares of Company Stock. The value of a share of Company Common Stock shall be the closing price on the New York Stock Exchange on the Vesting Date.

6.Withholding. Withholding of all applicable taxes are your responsibility.

7.Covenants. You agree that for a period of twelve months after your employment has been voluntarily or involuntarily terminated, you will not solicit for sale or sell products or services which compete with any of the Company's products or services to those persons, companies, firms or corporations who were or are customers of the Company and with whom you had personal contact during and as a result of employment with the Company. You agree not to solicit or sell to such customers on behalf of you or on behalf of any other person, firm, company or corporation. Moreover, during said twelve month period, you shall neither induce nor encourage anyone employed by the Company to leave the Company's employment. You also agree that during said twelve month period, you will not interfere with the Company's contractual or business relationships with its suppliers or vendors.

    You agree that you will not disclose any of Valmont' s Confidential Information except as expressly authorized in writing by Valmont or as may be required by applicable law or a valid court order. "Confidential Information" means any information that relates to the Company's actual or anticipated business or research and development, customer information, product information, technical data, trade secrets or know-how, and all other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary. Confidential Information does not include any of the foregoing information that is or becomes publicly known through no wrongful act or omission by you or by others who were under confidentiality obligations as to the disclosed information.

    You acknowledge that a violation of your covenants above may result in irreparable and continuing harm to the Company. If you violate any of these covenants, the Company will be entitled to seek from any court of competent jurisdiction (in addition to other remedies) injunctive relief, to restrain any further violations by you and by any persons acting for or on your behalf. In the event the Company is required to seek enforcement of any of the provisions of this Agreement, the Company will be entitled to recover from you reasonable attorney's fees plus costs and expenses.

    You recognize that the limitations in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company. In the event that any of the foregoing covenants are held to be unenforceable by any court of competent jurisdiction, you agree and understands that such covenants may be modified to impose limitations on your activity no greater than that allowable under applicable law.

8.Adjustment in Capitalization. If any adjustment in the Company's capitalization as described in the Plan occurs, appropriate adjustments (as provided in the Plan) shall be made to the number of Units under this Agreement.

9.Non-Transferability. The Agreement and the Units granted hereunder shall not be transferable other than by will or the laws of descent and distribution. More particularly (but without limiting the generality of the foregoing), this Agreement and the Units granted hereunder may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to the execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Units or this Agreement shall be null and void and without effect.

10.Reimbursement. In the event that (i) the Company is required to restate and submit to the Securities and Exchange Commission a restatement of its audited financial statements due to material noncompliance with any financial reporting requirement and (ii) you engaged in fraud or intentional misconduct that caused or contributed to the need for the restatement, as determined by the Board of Directors, the Company, in an appropriate case as determined by the Board of Directors, shall be entitled to cancel the Units, in whole or part, and to obtain the return of any amounts paid to you in settlement of Units in whole or part. The rights of reimbursement of the Company shall be in addition to any other right of reimbursement provided by law.

11.Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Human Resources Committee of the Board of Directors, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.